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                                                                  Exhibit 10.109

     SUMMARY OF INFORMAL INCENTIVE CASH BONUS PLAN FOR MANAGERIAL EMPLOYEES

Registrant's principal subsidiary, Tiffany and Company, and most of Registrant's other direct and indirect subsidiaries, provide incentive cash bonus compensation to management employees through an informal arrangement which is not evidenced in a plan document or written contracts.

Such compensation is provided on a fiscal year basis and requires employment throughout the fiscal year.

Senior officers (Senior Vice Presidents and up) who are subject to incentive award agreements under the 1998 Employee Incentive Plan (the chief executive officer, the president, and the executive vice presidents) do not participate in this informal plan. Other senior officers do participate in this informal plan.

The opportunity for bonus participation is defined by the target bonus assigned to the employee. Target bonuses for senior officers (other than those subject to incentive award agreements) are 50% of salary for fiscal year 2005 and range from 10% to 30% of salary for management employees below the level of senor officer.

The actual bonus payout is determined by two factors for any fiscal year: individual and organizational performance. However, the weighting of these two factors varies by level.

For senior officer participants in this informal plan, the organizational performance factor is weighted 100%. In the past, the Compensation Committee of the Board of Directors has assessed this performance factor on the same scale applied to those subject to incentive award agreements. Accordingly, senior officer participants in this informal plan have received awards that are equivalent, as a percentage of target bonus, to those subject to incentive award agreements under the 1998 Employee Incentive Plan and organizational performance has been measured by the consolidated financial results of Registrant. However, neither the Registrant, Tiffany and Company nor the Compensation Committee has committed to continuation of this practice.

For non-senior management participants in this informal plan, organizational/individual performance is weighted 40/60 for vice presidents and 30/70 for other management employees. Individual performance (without regard for organizational performance) can account for a range of between 45-75% of target for vice presidents and 53-88% for other management. Organizational performance may be determined, depending upon the position in question, at the consolidated level or a lower level. However, the total budget for the organizational component remains at the discretion of senior officers and will be evaluated on a fiscal year basis with regard to the business plan for each segment.